Exhibit 99.1

NEWS RELEASE for March 21, 2005 at 7:30 a.m. EST
Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	212-691-8087
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION HIRES JAMES NARO AS GENERAL COUNSEL

Multinational Business Leader to Drive Key Enterprise Objectives as Part of Company’s Growth

SOUTH ST. PAUL, MN (March 21, 2005)…Digital Angel Corporation (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced that it has appointed James G. Naro as Vice President and General Counsel.

Naro has had extensive experience in areas such as multinational mergers, acquisitions and joint ventures, public and private financing, intellectual property management, corporate governance, regulatory compliance, and contract law. Most recently, Naro served as Senior Vice President, General Counsel and Secretary of DIRECTV Latin America, LLC, a leading provider of pay television services (by direct-to-home satellite) in 27 countries in Latin America and the Caribbean, with annual revenues exceeding $600 million and over 3,000 employees.

With DIRECTV Latin America since its inception in 1995, Naro was involved in its initial formation as a multinational joint venture between Hughes Electronics Corporation and multiple Latin American partners, the creation of operating companies across the continent and, ultimately, the combination of DIRECTV Latin America’s business with an affiliate of The News Corporation Limited. Additional responsibilities included corporate governance and compliance assurance for the company and its 18 subsidiaries, interface with regulatory agencies, and the management of a wide variety of contractual matters and financing arrangements, including the licensing of essential technical infrastructure.

“I have known Jim for most of the past 10 years and he is an outstanding, hard working lawyer who’s not afraid to roll up his sleeves to get something done,” said Digital Angel CEO Kevin McGrath. “Just as importantly, we are quickly becoming a global business and we need Jim’s experience in doing business in all parts of the world. He has just come ‘on-board’ and is already making an important contribution.”

Prior to joining DIRECTV Latin America, Naro was Senior Counsel for the Cisneros Group of Companies, one of the largest privately held media, entertainment, technology and consumer products organizations in the world. His responsibilities included the supervision and coordination of the U.S. legal activities of the group in projects such as the acquisitions of the Cisneros Group’s holdings in Univision Communications, Pueblo Supermarkets and DIRECTV Latin America, divestitures of All-American Bottling Corporation and Galerias Preciados department stores and involvement in a variety of other ventures in which the Cisneros Group held and interest.

MORE-MORE-MORE

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel TM technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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